FINANCIAL SNAPSHOT

"We finished 2021 with **strong financial results in the fourth quarter**, and **full year revenues were $2.50 billion**, setting a **record high for the seventh consecutive year**. Fourth quarter 2021 **net income of $20.7 million**, a 14.0 percent increase over the fourth quarter of 2020, and **revenues, consolidated gross profit, and EBITDA increased** compared to the same period of 2020."

Rick Swartz
President and CEO

FINANCIAL OVERVIEW AS OF DECEMBER 31, 2021

FY REVENUE	FY NET INC.	FY EPS	FY EBITDA*
$2.50B	**$85.0M**	**$4.95**	**$164.2M**
↑ 11.2% YoY	↑ 44.7% YoY	per diluted share ↑ 42.2% YoY	↑ 24.1% YoY

*See reconciliation of non-GAAP measures in our recently filed press release and investor presentation.

Q4 HIGHLIGHTS

Fourth quarter **revenues** of **$646.0 million**
↑ $38.0 (6.3%) Q4 YoY

Fourth quarter **net income** of **$20.7 million**, or $1.20 per diluted share
↑ $0.13 (12.1%) Q4 YoY

Backlog remains strong at **$1.79 billion**
↑ 9.5% QoQ

BUSINESS SEGMENTS

TRANSMISSION & DISTRIBUTION

$353.3M	$1.30B
Fourth Quarter 2021 Revenues	Full Year 2021 Revenues

COMMERCIAL & INDUSTRIAL

$292.7M	$1.20B
Fourth Quarter 2021 Revenues	Full Year 2021 Revenues

COMPANY PROFILE

MYR GROUP CONSISTS OF THE FOLLOWING SUBSIDIARIES:

- The L.E. Myers Co.
- Sturgeon Electric Company, Inc.
- Sturgeon Electric California, LLC
- Harlan Electric Company
- MYR Energy Services, Inc.
- Great Southwestern Construction, Inc.
- E.S. Boulos Company
- High Country Line Construction, Inc.
- Huen Electric, Inc.
- CSI Electrical Contractors, Inc.
- Western Pacific Enterprises Ltd.
- Powerline Plus Ltd.



LOCATIONS THROUGHOUT THE **U.S.** AND **CANADA**

COMPANY DATA

$362.7M
CREDIT FACILITY
(AVAILABILITY AT 12/31/2021 ON OUR $375M CREDIT FACILITY)

7,600+
TOTAL EMPLOYEES

130+
YEARS OF EXPERIENCE

3 OF 9 ARE DIVERSE
BOARD OF DIRECTORS
(CHAIRMAN & CEO ARE SEPARATE POSITIONS)

TCIR 1.24
LTIR 0.09
EXCELLENT 2021 SAFETY STATS
(TOTAL CASE INCIDENT RATE & LOST TIME INCIDENT RATE)

WWW.MYRGROUP.COM | 12150 E 112TH AVENUE, HENDERSON, CO 80640 | 303.286.8000 | NASDAQ: MYRG